UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report:	October 31, 2007
Date of earliest event reported:	October 25, 2007

OFFICEMAX INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	1-5057	82-0100960
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

263 Shuman Blvd.
Naperville, Illinois 60563
(Address of Principal Executive Offices) (Zip Code)

(630) 438-7800
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment to Change in Control Agreement

On October 25, 2007, the Executive Compensation Committee of OfficeMax Incorporated’s (the “Company”) board of directors approved an amendment to Mr. DePaul’s Change in Control (Severance) Agreement as a result of Mr. DePaul’s previous election to the position of Chief Accounting Officer. If severance payments were made pursuant to the agreement, Mr. DePaul was previously entitled to a lump sum severance payment equal to the sum of his annual base salary plus his Target Bonus (as defined in the agreement).  The amendment increases Mr. DePaul’s lump sum severance payment to two times the sum of his annual base salary plus his Target Bonus.

The original Change in Control (Severance) Agreement was filed as Exhibit 10.32 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and described in the Company’s Current Report on Form 8-K dated March 17, 2005, under the heading “Change in Control (Severance) Agreements.” The form and description are incorporated by reference into this Item 5.02.

Tuition Reimbursement Agreement

On October 25, 2007, the Company entered into a Tuition Reimbursement Agreement (the “Agreement”) with Phillip DePaul, the Company’s Senior Vice President, Chief Accounting Officer and Controller.

Pursuant to the Agreement, the Company will pay or reimburse Mr. DePaul for expenses incurred in connection with Mr. DePaul’s enrollment in the Executive MBA Program (the “Program”) at Notre Dame. Under the Agreement, the Company will not have any obligation to reimburse Mr. DePaul for any Program expenses if he (a) voluntarily terminates his employment with the Company, (b) fails to complete a course, (c) fails to achieve a passing grade, or (d) his employment is involuntarily terminated (subject to certain exceptions). In addition, Mr. DePaul would be required to reimburse the Company for some or all Program expenses (based on the date of termination) paid by the Company if his employment with the Company is terminated due to a reason described in (a) or (d) in the preceding paragraph or if he terminates his participation in the Program or otherwise fails to successfully complete the Program at any time prior to the completion date. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the form of Agreement, included as Exhibit 99.1 to this filing.  Exhibit 99.1 is incorporated by reference into this Item 5.02.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 25, 2007, the board of directors of the Company voted unanimously to amend Sections 42, 43 and 44 of the Company’s Bylaws to allow for uncertificated shares of company stock. This amendment was necessary for the Company’s securities to be eligible for direct registration on the New York Stock Exchange.

This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the Amended and Restated Bylaws, which are included as Exhibit 3.1 to this filing and incorporated by reference into this Item 5.03.

Item 8.01. Other Events.

On October 25, 2007, the board of directors of the Company voted unanimously to amend the Company’s governance guidelines to document its policy with respect to proponents of shareholder proposals that receive a majority vote at an annual meeting. The policy is as follows:

If a shareholder proposal requesting action by the Board of Directors receives the affirmative vote of the shares of at least a majority of the votes cast (excluding abstentions and broker non-votes) at any annual meeting, the Secretary of the Company shall solicit the sponsor of the proposal for any additional information to provide to the Board of Directors for its consideration of the proposal. Within four months of the annual meeting, the Company will make reasonable efforts to schedule a meeting (which may be held telephonically) between the sponsor of the proposal and the Governance Committee or its designated representative. The meeting will be scheduled to coordinate with a regularly scheduled board meeting. Following such a meeting, the Governance Committee shall present the subject of the proposal to the full Board of Directors. The Board of Directors shall act upon the proposal consistent with the Delaware General Corporation Law and the Company’s charter and bylaws, which shall necessarily include a consideration of the interests of the shareholders. After the Board of Directors has taken action on the proposal, the Secretary of the Company shall provide prompt written notification of such action to the sponsor.

In order to permit the Board to operate efficiently, no more than three shareholder proposals shall be the subject of a meeting with the Governance Committee in any given year, with priority given to the proposals receiving the highest positive vote. In all cases, however, all sponsors of proposals receiving the affirmative vote of at least a majority of the votes cast (excluding abstentions) at any annual meeting shall be entitled (i) to submit any relevant information to the Board of Directors for its consideration and (ii) to receive written notification from the Secretary of the Company of the decision of the Board of Directors with respect to their proposal.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 3.1	Amended and Restated Bylaws of the Company
Exhibit 99.1	Tuition Reimbursement Agreement dated October 25, 2007 between the Company and Phillip DePaul

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 31, 2007

OFFICEMAX INCORPORATED

By: /s/ Matthew R. Broad
Matthew R. Broad
Executive Vice President and
General Counsel

EXHIBIT INDEX

Number	Description
3.1	Amended and Restated Bylaws of the Company
99.1	Tuition Reimbursement Agreement dated October 25, 2007 between the Company and Phillip DePaul